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                              CONSULTING AGREEMENT
                              --------------------

         This Agreement is made as of this 22nd day of December, 1997, by and between Transworld HealthCare, Inc. ("Transworld") and Robert W. Fine ("Consultant").

                                R E C I T A L S

         WHEREAS, Consultant has extensive experience in the area of healthcare operations and desires to render consulting services to Transworld related to the foregoing; and

         WHEREAS, Transworld requires such consulting services for its subsidiaries known as Health Management, Inc. ("HMI"), Respiflow, Inc., Dermaquest, Inc. and M.K. Diabetic Support Services, Inc.;
(each of the three foregoing companies is hereinafter collectively referred to as the "Florida Subsidiaries"); and

         WHEREAS, Transworld believes that it can utilize Consultant's services for the purposes of, among other things, assisting the Company in (1) winding up its HMI operations, (2) seeking contribution for obligations related to the Florida Subsidiaries, and (3) selling the Company's nursing subsidiary known as Transworld Home Healthcare - Nursing Division, Inc. ("Transworld Nursing"); and

         WHEREAS, Consultant wishes to enter into an agreement with Transworld to perform consulting services as set forth below.

         NOW, THEREFORE, the parties agree as follows:

         1. Compensation. Transworld agrees to retain Consultant as an independent contractor for the purpose of rendering various forms of consulting services up to forty (40) hours per week. As compensation for these services, Transworld agrees to compensate Consultant, through the Term, in the sum of $120,000, payable in equal monthly installments of $20,000. Transworld shall also reimburse Consultant for his reasonable travel expenses incurred in performing the duties set forth herein upon presentation of appropriate supporting documentation.

         2. Duties. The value of Consultant's advice is not measurable in any quantitative manner and Consultant shall render advice and assistance in good faith but


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                  shall not be obligated to spend any specific amount of time in doing so. Consultant shall provide advice and assistance to the Company concerning the following:

                  A. winding up Transworld's HMI operations, including negotiating trade payables, early buy-outs and/or subletting of facilities leases and other post-closing matters;

                  B. securing funds from the former owners of the Florida Subsidiaries related to obligations arising from the OIG audit of the Florida Subsidiaries which commenced in July, and additional bad debt reserves which have been incurred by the Transworld in December, 1997 for Dermaquest, Inc.
                           ("Dermaquest");

                  C. negotiating and consummating the sale of the stock of Transworld Nursing to a third party;

                  D. monitoring the collection of HMI accounts receivable by Counsel Corporation ("Counsel") and liaison with Counsel regarding the disbursements to Transworld of any amounts held in escrow accounts related thereto;

                  E.       resolving any outstanding issues  which relate to
                          HMI employment matters; and

                  F. assisting any other consultants who also may be retained by Transworld for the purpose of performing services which relate to the winding up of HMI's operations.

         3. Bonus Compensation. Consultant shall be entitled to additional compensation related to the duties specifically outlined above in Section 2(A) through 2(C), above, as follows:

                  A. if Consultant successfully negotiates the post-closing HMI matters at or below the targets set forth below which relate to Consultant's activities

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                           as outlined in Section 2(A), above, then Consultant
                           shall be entitled to immediate vesting of 20,000 shares (the "Bonus Shares") of the 60,000 shares granted to Consultant pursuant to that certain Stock Option Agreement dated as of August 13, 1997 (a copy of which is attached hereto as Exhibit "A"), which options are in addition to the 115,000 options due Consultant under the Letter Agreement executed contemporaneously herewith; provided, however, that the Bonus Shares must be exercised, upon vesting, within ninety (90) days following the termination of this Agreement:

                           (1) the HMI account payable related to Novartis must be no greater than $1,350,000; and

                           (2) the termination of the lease obligations for the HMI facilities located in Chicago, Pittsburgh and New York, and the termination of the obligations for related furniture, fixtures and equipment, collectively, shall result in obligations to the Company of no more than 1.1 million (net of any sales proceeds).

                  B.       if Consultant's efforts result in the payment of
                           6.5 million (the "Target Recovery") to Transworld from any or all of the former owners of the Florida Subsidiaries as outlined in Section 2(B) above, then Transworld shall pay Consultant $100,000 (it being understood that Consultant shall receive no additional compensation hereunder if the consideration paid to Transworld is less than the Target Recovery); provided, however, that the Target Recovery (i) must actually be paid to and received either by Transworld or an agreed upon escrow agent in a single, lump sum cash payment, and (ii) must be final, unconditional and not contingent or repayable by Transworld for any reason.

                  C. if Consultant negotiates and successfully consummates the sale of the stock of Transworld

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                           Nursing to a third party as set forth in Section
                           2(C), above, then Consultant shall be paid, upon the closing of such transaction, a fee equal to one percent (1%) of the amount by which the purchase price exceeds $4 million (the "Transaction Bonus"); provided, however, that the Transaction Bonus shall not be paid to Consultant unless and until (i) each portion of the purchase price is actually paid to and received by Transworld or an agreed upon escrow agent in a single, lump sum cash payment; (ii) the purchase price is final, unconditional and not contingent or repayable by Transworld for any reason; and (iii) the sale is consummated within ninety (90) days following the effective date of this Agreement.

         4. Term. The term of this Agreement shall be for a period of six (6) months from the date first set forth above, subject to the provisions set forth below in Paragraphs 5 and 14. However, Consultant shall receive the bonus compensation described in Sections 3A and 3B above for any transaction that occurs within one year of the expiration of the term of this Agreement as a result of Consultant's efforts during the term of this Agreement.

         5. Termination. Transworld shall be entitled to immediately terminate this Agreement with Consultant for Cause (as defined below), upon which Consultant shall only be entitled to the unpaid portion of the compensation set forth in Section 1 herein through the date of termination and shall not be entitled to any additional compensation as set forth in Section 3 herein (to the extent that Consultant has not otherwise already been paid thereunder). For purposes of this Section 5, "Cause" shall exist if Consultant (i) fails, in any material respect, to perform his obligations hereunder as provided herein; (ii) has been convicted of a crime related to the Company or its affairs which constitutes a felony under applicable law or, during the Term, has taken any action or omitted to act, the result of which could have an adverse effect on the Company or its affiliates, or their businesses, prospects, or affairs; or (iii) has committed any act which constitutes fraud or gross negligence under

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                  applicable law related to these transactions.

         6. Indemnification. Each party agrees to indemnify and defend the other party against all losses and claims for damages which arise as a result of the indemnifying party's negligence or wilful misconduct in the performance of its or his duties hereunder.

         7. Relationship of Parties. None of the provisions of this Agreement are intended to create nor shall be deemed or construed to create any relationship between the parties hereto other than that of independent contractors solely for the purpose of effecting the provisions of this Agreement. Neither of the parties hereto, nor any of their respective officers, directors or employees, shall act as nor be construed to be the agent, employee or representative of the other. Consultant shall not be entitled to any benefits of any kind from Transworld.

         8. Taxes. Consultant shall be responsible for the payment of all taxes which may arise under or be due and owing as a result of this Agreement.

         9. Notices. Notices required pursuant to this Agreement shall be deemed given if delivered via certified mail, postage fully prepaid, via Federal Express, or via facsimile to the addresses listed below:

                  If to Transworld:

                  Transworld HealthCare, Inc.
                  Attention:  General Counsel
                  555 Madison Avenue, 30th Floor
                  New York, NY 10022
                  Telephone:                (212) 750-0064
                  Telecopy:                 (212) 750-7221

                  If to Consultant:

                  Robert W. Fine
                  111 Ashley Avenue
                  Brielle, NJ 08730
                  Telephone:                (732) 223-9289
                  Telecopy:                 (732) 528-4812


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                  Each party agrees to notify the other party upon a change in the addresses set forth above.

         10. Confidentiality. Consultant agrees, during the Term of this Agreement, not to disclose the terms of this Agreement, as well as any information regarding
                  Transworld's programs, products or services, to any third parties without the express written consent of Transworld. Transworld may disclose this Agreement or any of the terms hereof if, in its opinion, such disclosure is required by law or contract.

         11. Entire Agreement. This Agreement and the Letter Agreement executed contemporaneously herewith set forth the entire agreement between the parties with respect to the terms and conditions set forth herein and supersede all oral and written agreements, understandings, and memoranda between them.

         12. Choice of Law. This Agreement shall be governed by and construed with the laws of New York, without reference to its rules on conflicts of law.

         13. Attorneys' Fees. If an action is instituted by either party to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs.

         14. Condition Precedent to Agreement Becoming Effective. Notwithstanding anything contained herein to the contrary, this Agreement shall not become effective until the Effective Date (as defined in the Letter Agreement) of that certain letter agreement dated December 29, 1997, by and between Consultant and Transworld (the "Letter Agreement").



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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TRANSWORLD HEALTHCARE, INC.               CONSULTANT:



By:/s/ Gregory E. Marsella                /s/ Robert W. Fine
   ------------------------------         -----------------------------------
   Gregory E. Marsella                    Robert W. Fine
   Vice President


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